Exhibit 99.1

Canterbury Park Holding Corporation Reports Financial Results for the Third Quarter and First Nine Months of 2011

SHAKOPEE, Minn.--(BUSINESS WIRE)--November 11, 2011--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced results for the third quarter and nine months ended September 30, 2011.

Canterbury Park Holding Corporation (the “Company”) reported net income of $230,132 on revenues of $10,917,762 for the three months ended September 30, 2011, compared to a net loss of $132,875 on revenues of $12,011,366 for the same period in 2010. For the nine months ended September 30, 2011, net income was $92,631 on revenues of $30,891,092 compared to a net loss of $1,153,485 on revenues of $31,253,858 for the same nine-month period in 2010. Diluted earnings per share for the 2011 third quarter were $.06 compared to a diluted loss per share of $.03 for the third quarter of 2010, and diluted earnings per share for the nine months ended September 30, 2011 were $.02 compared to a diluted loss per share of $.29 for the same nine month period in 2010. The Company’s net loss and diluted loss per share in the 2010 nine month period reflect a non-cash expense of $906,940 related to disposal of assets in connection with the renovation of the Company’s card room in 2010.

For the 2011 third quarter, we recorded a tax benefit of $528,489 against our pre-tax loss of $298,357 because of a revision to our expected income for 2011. For the nine months ended September 30, 2011, our tax expense of $222,511 against our pre-tax income of $315,142 reflects a tax rate greater than the statutory tax rate because the significant lobbying expenses we incur in our efforts to gain legislative approval for a Racino at Canterbury Park are not deductible for tax purposes.

Net revenues declined 9.1% in the 2011 third quarter compared to the same period in 2010 primarily due to the suspension of our operations from July 1 to July 20 because a political deadlock at that time delayed enactment of a budget for the State of Minnesota and closed the state agency that regulates our operations. Primarily for this reason, we experienced a decrease of 7.7% in Card Casino revenues and a 16.9% percent decrease in pari-mutuel revenues when compared to the 2010 third quarter. Net revenues for the nine months ended September 30, 2011 were also impacted by the suspension of operations in July which declined 1.2% as compared to the same period in 2010. This overall decrease reflected a 9.5% decrease in pari-mutuel revenues when compared to the 2010 nine month period, which was offset somewhat by a 2.3% increase in card casino revenues when compared to the 2010 nine month period. Operating expenses decreased in both the third quarter and nine month periods, decreasing $942,130, or 7.7%, and $2,147,995, or 6.6%, as compared to respective periods in 2010. Further results for the third quarter and first nine months of 2011 are presented in the accompanying table, and additional information regarding the Company’s financial results will be provided in the Company’s Form 10-Q Report that will be filed on November 14, 2011 with the Securities and Exchange Commission.

Randy Sampson, Canterbury Park’s President and CEO commented: “As expected, Canterbury Park’s third quarter and nine month results were severely impacted by the government imposed suspension of our operations from July 1 to July 20, 2011. The shutdown was the result of an impasse that delayed the enactment of a budget for the State of Minnesota and forced a partial shutdown of state government.”

Mr. Sampson continued: “Because the shutdown occurred during the heart of our live racing season, we estimate that Canterbury Park lost as much as $1 million in revenue each week. While it’s impossible to determine the full effect of the shutdown, we do know that the financial impact was significant as the pre-tax loss of nearly $300,000 was the worst third quarter for Canterbury since our card room opened in 2000.”

Sampson added: “I would like to express my appreciation to our loyal employees, horsemen, and others who supported us during this difficult period. In addition, we were able to reschedule several race days by extending the live meet through September 11, and finished the 2011 meet with strong fan support, achieving record average daily attendance of 6,143.”

“We also continue to be encouraged by strong business in our remodeled Card Casino, and are particularly enthusiastic about growth in our table games revenues. Bolstered by our strong balance sheet and positive cash flow, we have the resources to sustain us as we endeavor to grow our revenues and improve profitability.”

Sampson concluded: “Due to the challenges faced by Canterbury Park under our current business model, we will continue to advocate for Racino legislation that would authorize slot machines at the Racetrack. Studies have shown that a Racino would generate much needed revenues for the State of Minnesota, while creating a significant number of jobs in the racing, hospitality, and equine industries. A Racino would also enable Minnesota’s horse racing industry, which already employs several thousand individuals, to remain competitive and viable. While we incurred substantial expense in lobbying for a Racino this year without positive results at the Legislature, we believe these efforts have increased support for a Racino at Canterbury Park, both among the public and lawmakers in St. Paul. We will, therefore, continue to vigorously pursue adoption of Racino legislation at the earliest possible time.”

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 2011 live race meet began on May 20th and ended September 11th. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:
This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

NOTE: Financial summary on following page.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	Sept. 30, 2011	Sept. 30, 2010	Sept. 30, 2011	Sept. 30, 2010

Operating Revenues, (net)	$10,917,762	$12,011,366	$30,891,092	$31,253,858

Operating Expenses	$11,217,248	$12,159,378	$30,579,109	$32,727,104

Non-Operating Income, (net)	$1,129	$8,437	$3,159	$12,861

(Loss) Income before Income Tax Benefit (Expense)	($298,357)	($139,575)	$315,142	($1,460,385)

Income Tax Benefit (Expense)	$528,489	$6,700	($222,511)	$306,900

Net Income (Loss)	$230,132	($132,875)	$92,631	($1,153,485)

Basic Net Income (Loss) Per Common Share	$0.06	($0.03)	$0.02	($0.29)

Diluted Net Income (Loss) Per Common Share	$0.06	($0.03)	$0.02	($0.29)

CONTACT:
Canterbury Park Holding Corp.
Randall D. Sampson, 952-445-7223
Chief Executive Officer